Exhibit 31.2

CERTIFICATIONS

I, Edward A. Imbrogno, Vice President and Chief Financial Officer of PDL BioPharma, Inc., certify that:

(1) I have reviewed this annual report on Form 10-K/A of PDL BioPharma, Inc.; and

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 29, 2020

/s/ EDWARD A. IMBROGNO
Edward A. Imbrogno
Vice President, Chief Financial Officer and Chief Accounting Officer
(Principal Financial Officer)